Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Amendment No. 2 to the Registration Statement of Centergistic Solutions, Inc. on Form SB-2 of our report included herein dated August 26, 2003, except for Notes 5 and 9 as to which the date is September 30, 2003 and Note 10 as to which the date is January 19, 2004, relating to the consolidated financial statements of Centergistic Solutions, Inc., appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ HASKELL & WHITE LLP
Haskell & White LLP

Irvine, California
April 12, 2004